CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” and to the incorporation by reference of our reports dated November 26, 2013 for Nuveen Investment Trust V – Nuveen Preferred Securities Fund and Nuveen Investment Trust V – Nuveen NWQ Flexible Income Fund in the Registration Statement (Form N-1A) and related Prospectuses and Statements of Additional Information of Nuveen Investment Trust V filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 26 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-138592).

/s/ Ernst & Young LLP

Chicago, Illinois

January 24, 2014